Exhibit 99.1

Armata Pharmaceuticals Announces Second Quarter 2024 Results and

Provides Corporate Update

LOS ANGELES, CA, August 13, 2024 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on high-purity, pathogen-specific bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its second quarter ended June 30, 2024, and provided a corporate update.

Second Quarter 2024 and Recent Developments:

●	Announced completion of enrollment in its Tailwind Phase 2 clinical study of inhaled AP-PA02 in patients with Non-Cystic Fibrosis Bronchiectasis (NCFB) and chronic pulmonary Pseudomonas aeruginosa (P. aeruginosa) infection. The last patient final follow-up visit occurred on August 7. Armata anticipates topline data from the Tailwind study in the second half of 2024.
●	Received $5.25 million of additional non-dilutive funding from the U.S. Department of Defense pursuant to a previously-announced grant. The award is partially supporting advancement of the Phase 2a portion of the diSArm study of intravenous AP-SA02 as a potential treatment for Staphylococcus aureus (S. aureus) bacteremia.
●	Further advanced bacteriophage science through presentations and publications:
o	Delivered a presentation on advancing bacteriophage therapy at Viruses of Microbes 2024, which was held July 15-19, 2024, in Cairns, Australia.
●	Completed the build-out of its advanced biologics manufacturing facility with five current good manufacturing practice (“cGMP”) clean rooms, including a state-of-the-art automated fill and finish suite.

“During the second quarter and subsequent period, we made meaningful progress across both of our clinical programs, keeping us on track to potentially initiate pivotal studies next year,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “Regarding AP-PA02, which we are developing as an inhaled treatment for chronic P. aeruginosa lung infections, I am pleased to report that we recently completed enrollment and the last patient visit in our Phase 2 Tailwind study in subjects with NCFB, and we plan to announce topline data later this year.”

“For AP-SA02, we continued to advance our Phase 2a diSArm study of intravenous AP-SA02 as a potential treatment for S. aureus bacteremia. We are grateful to the Department of Defense for its ongoing financial support, which provides us with critical non-dilutive funding. We look forward to completing the diSArm study later this year and identifying the optimal dose of AP-SA02 to be tested in a larger definitive study.”

“Also, during the second quarter, we completed the build-out of our state-of-the-art cGMP manufacturing facility, giving us the ability to support our late-stage clinical trials, potential partnerships, and potential commercial production.”

“Our mission has long been the execution of rigorously designed, randomized clinical studies that demonstrate the safety and efficacy of our multi-phage candidates to support eventual registration, and I am very pleased with our sustained progress during the second quarter and through the first half of the year,” Dr. Birx concluded.

Second Quarter 2024 Financial Results

Grant Revenue. The Company recognized no grant revenue for the three months ended June 30, 2024. The Company recognized approximately $1.0 million of grant revenue in the comparable period in 2023 which represents Medical Technology Enterprise Consortium’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of Staphylococcus aureus bacteremia.

Research and Development. Research and development expenses for the three months ended June 30, 2024 were approximately $8.5 million as compared to approximately $8.3 million for the comparable period in 2023. The Company continues to invest in clinical related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended June 30, 2024 were approximately $3.4 million as compared to approximately $2.4 million for the comparable period in 2023. The increase was mainly related to an increase of $1.0 million in stock-based compensation as a result of increased awards granted during the first quarter of 2024.

Loss from Operations. Loss from operations for the three months ended June 30, 2024 was $11.9 million as compared to a loss from operations of approximately $9.6 million for the comparable period in 2023.

Cash and Equivalents. As of June 30, 2024, Armata held approximately $26.4 million of unrestricted cash and cash equivalents, as compared to $13.5 million as of December 31, 2023.

As of August 13, 2024, there were approximately 36.2 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage specific cGMP manufacturing.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant current Good Manufacturing Practices; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the SEC, including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$26,405	$13,523
Prepaid expenses and other current assets	3,256	2,265
Other receivables	1,242	3,363
Total current assets	30,903	19,151
Property and equipment, net	13,474	12,559
Operating lease right-of-use asset	43,671	44,717
Intangible assets, net	13,746	13,746
Other long term assets	6,519	8,190
Total assets	$108,313	$98,363

Liabilities and stockholders’ deficit
Total current liabilities	$123,181	$16,461
Long-term debt	—	82,307
Operating lease liabilities, net of current portion	28,156	28,583
Deferred tax liability	3,077	3,077
Total liabilities	154,414	130,428
Stockholders’ deficit	(46,101)	(32,065)
Total liabilities and stockholders’ deficit	$108,313	$98,363

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Grant revenue	$—	$980	$966	$1,776
Operating expenses:
Research and development	8,475	8,259	16,491	17,863
General and administrative	3,439	2,350	6,617	4,888
Total operating expenses	11,914	10,609	23,108	22,751
Operating loss	(11,914)	(9,629)	(22,142)	(20,975)
Interest income	221	46	273	64
Interest expense	(2,718)	—	(4,538)	—
Change in fair value of convertible debt	23,397	6,036	10,372	2,874
Net income (loss)	$8,986	$(3,547)	$(16,035)	$(18,037)
Per share information:
Net income (loss) per share, basic	$0.25	$(0.10)	$(0.44)	$(0.50)
Weighted average shares outstanding, basic	36,154,521	36,068,130	36,139,873	36,056,649
Net loss per share, diluted	$(0.25)	$(0.17)	$(0.45)	$(0.50)
Weighted average shares outstanding, diluted	58,246,626	56,544,698	58,231,978	36,056,649

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(16,035)	$(18,037)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	632	458
Stock-based compensation expense	1,869	1,118
Change in fair value of convertible debt	(10,372)	(2,874)
Non-cash interest expense	4,538	—
Change in right-of-use asset	960	—
Changes in operating assets and liabilities:	(2,353)	(10,295)
Net cash used in operating activities	(20,761)	(29,630)
Investing activities:
Purchases of property and equipment	(1,616)	(2,232)
Net cash used in investing activities	(1,616)	(2,232)
Financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	—	29,226
Proceeds from issuance of long-term debt, net of issuance costs	34,889	—
Proceeds from exercise of stock options	130	—
Net cash provided by financing activities	35,019	29,226
Net increase (decrease) in cash, cash equivalents and restricted cash	12,642	(2,636)
Cash, cash equivalents and restricted cash, beginning of period	19,243	20,812
Cash, cash equivalents and restricted cash, end of period	$31,885	$18,176

	Six Months Ended June 30,
	2024	2023
Cash and cash equivalents	$26,405	$12,456
Restricted cash	5,480	5,720
Cash and restricted cash	$31,885	$18,176